UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

(Exact name of registrant as specified in its charter)

Florida	000-1415277	65-0925265

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North Federal Highway, Boca Raton, Florida		33432

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 362-3435

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1ST UNITED BANCORP, INC.

FORM 8-K
CURRENT REPORT

Item 8.01. Other Items.

          On September 16, 2008, 1st United Bancorp, Inc. (the “Registrant”) announced that as of September 15, 2008 at 5:00 p.m., Eastern Time, it completed its previously announced rights offering, to holders of record of its common stock as of the close of business on August 11, 2008, of non-transferable subscription rights to purchase up to 1,800,000 shares of common stock at a subscription price of $6.50 per share. The offering was fully subscribed and concluded as scheduled.

          The Registrant will receive gross cash proceeds of approximately $10.4 million in the rights offering, with 1,601,675 shares of common stock being issued. In addition, the Registrant redeemed approximately $1.3 million of its Series A Non-Cumulative Perpetual Preferred Stock, the holders of which all elected to use the redemption proceeds to purchase an additional 198,325 shares of the Registrant’s common stock pursuant to this rights offering. As a result, the Registrant will issue an aggregate total of 1,800,000 shares of common stock pursuant to the rights offering.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST UNITED BANCORP, INC.

Date: September 16, 2008	By:	/s/ John Marino

John Marino,
President and Chief Financial Officer